EXHIBIT 11



                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                 Computation of Earnings Per Share (unaudited)
                   (In thousands, except per share amounts)

                             Three Months Ended        Six Months Ended
                                   June 30,                 June 30,
                              1995         1994         1995       1994
                           ---------------------     -------------------
PRIMARY

 Earnings:
   Net income applicable
     to primary earnings
     per share
     calculation            $11,179      $32,955      $17,739     $57,169
                            ========     ========     ========    ========

 Weighted average number
     of shares
     outstanding            137,909      137,735      137,862     137,705
                            ========     ========     ========    ========

 Net income per share
     - primary              $  0.08      $  0.24      $  0.13     $  0.42
                            ========     ========     ========    ========



 FULLY DILUTED

 Earnings:
   Net income              $11,179      $32,955      $17,739     $57,169
   Add: Interest relating
          to 5.5% con-
          vertible sub-
          ordinated notes,
          net of tax         1,629        1,629        3,259       3,259
        Amortization of
          issuance costs
          relating to 5.5%
          convertible sub-
          ordinated notes,
          net of tax           110          110          221         221
                           --------     --------     --------    --------
   Net income applicable
     to fully diluted
     earnings per share
     calculation           $12,918      $34,694      $21,219     $60,649
                           ========     ========     ========    ========

 Weighted average number
   of shares outstanding:
   Common shares           137,909      137,735      137,862     137,705
   Additional shares
     relating to con-
     version of 5.5%
     convertible
     subordinated notes      6,505        6,505        6,505       6,505
                           --------     --------     --------    --------
                           144,414      144,240      144,367     144,210
                           ========     ========     ========    ========

 Net income per share
   - fully diluted (a)     $  0.09      $  0.24      $  0.15     $  0.42
                           ========     ========     ========   =========


(a)  This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.